UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2016

BALLANTYNE STRONG, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13906	47-0587703
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File No.)	Identification No.)

13710 FNB Parkway, Suite 400 Omaha, Nebraska	68154
(Address of principal executive offices)	(Zip Code)

(402) 453-4444

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Director

On January 18, 2016, the Board elected Ndamukong Suh to serve as an independent director until the 2016 Annual Meeting of Stockholders at which time it is anticipated that Mr. Suh will stand for election by the stockholders. Mr. Suh, 29, is an independent private investor. Mr. Suh is “independent” under the corporate governance requirements of the NYSE MKT.

There is no agreement or understanding between Mr. Suh and any other person pursuant to which he was elected to the Board. Mr. Suh is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Suh will participate in the standard non-employee director compensation arrangements described in the Company’s proxy statement for its 2015 Annual Meeting of Stockholders, including: (a) an annual retainer of $25,000; (b) $1,500 for each Board meeting attended; (c) $500 for each Board meeting held via teleconferencing; and (d) an annual grant of restricted stock vesting the day preceding the next succeeding Annual Meeting of Stockholders. For 2015, this represented 6,651 shares.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
No.	Description

99.1	Press Release, dated January 19, 2016, announcing the appointment of Ndamukong Suh to the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLANTYNE STRONG, INC.

Date: January 19, 2016	By:	/s/ Nathan D. Legband
Nathan D. Legband
Senior Vice President, Chief Financial Officer and Treasurer

Exhibit Index

Exhibit
No.	Description

99.1	Press Release, dated January 19, 2016, announcing the appointment of Ndamukong Suh to the Board of Directors.